Exhibit 21---Subsidiaries of the Registrant

Name                                      State of Incorporation

Gulf Northern Transport, Inc.             Wisconsin
Mencor, Inc.                              Arkansas
UST Logistics, Inc.                       Florida
Prostar, Inc.                             South Carolina
Trans-logistics, Inc.                     Florida